Exhibit 99.1

TIMELINE REPORTS THIRD QUARTER FISCAL 2004 LOSS OF $201,000 OR $0.05 PER SHARE;

SOFTWARE LICENSE REVENUES RISE 25% IN FISCAL 2004 THIRD QUARTER AND 55% YEAR-TO-DATE

BELLEVUE, WA – February 12, 2004 — Timeline, Inc. (OTC/BB: TMLN), today reported software license revenue increased 25% without the benefit of any patent license activity in its third fiscal quarter of 2004, and rose 55% year-to-date compared to the same periods in fiscal 2003.  Solid performance from the European subsidiary and continuing growth in maintenance fees helped produce a 25% increase in total revenues for the third quarter ended December 31, 2003.  In Q3 2004, Timeline posted a loss of $201,000, or $0.05 per share, compared to a loss of $272,000, or $0.07 per share, in Q3 2003.  Year-to-date the company’s loss was $471,000, or $0.11 per share, compared to $97,000, or $0.02 per share in the first nine months of fiscal 2003.

There was no patent license activity in the third quarter of either fiscal 2004 or 2003, although the company initiated litigation for patent infringement against one of its primary competitors.  Total revenues in Q3 2004 were $863,000 compared to $689,000 in Q3 2003.  Year-to-date total revenues declined 14% to $2.9 million, with only $150,000 from patent licensing, compared to $3.4 million, of which $1.1 million was generated from patent licenses, in the first nine months of fiscal 2003.

“The third quarter is traditionally our weakest quarter, and this year proved no different,” said Charles R. Osenbaugh, President and CEO.  “In spite of the long holiday interruption, our European colleagues generated solid contributions to revenue during the quarter.  They are expanding relationships with important new OEM distribution partners and building a pipeline of future business.”  Analyst Financials, the company’s European subsidiary, generated $414,000, or 48% of Q3 2004 revenues and produced $1.4 million or 46% of year-to-date revenues.  Corporate-wide maintenance revenues increased 15% in Q3 2004 to $327,000 compared to Q3 2003, and were up 11% to $918,000 in the first nine months of the year compared to the same period in fiscal 2003.  Patent license fees contributed only 5% of revenues so far this year, whereas they contributed 31% of revenues in first three quarters of fiscal 2003.

Over the last five years, software license and maintenance revenues have increased and patent license fees have decreased as a percentage of total revenues as noted in the following table:

Percent of Total Revenue	YTD 2004	2003	2002	2001	2000

Software License	40%	28%	32%	30%	9%
Maintenance	31%	26%	19%	15%	10%
Patent License	5%	25%	32%	41%	70%

Additional Operating Results

Total revenues increased 25% to $863,000 in the third quarter of fiscal 2004 from $689,000 in the third quarter of fiscal 2003.  In the first nine months of fiscal 2004, revenue dropped 14% to $2.9 million from $3.4 million in the same period of fiscal 2003.  Software license fees increased 25% to $302,000 and accounted for 35% of total third quarter revenues, compared to $242,000 and 35% of revenues in the third quarter of fiscal 2003.  Year-to-date software license fees increased 55% to $1.2 million, or 40% of total revenues, compared to $771,000, or 23% of total revenues in the first nine months of fiscal 2003.

“Looking forward, the March quarter is a seasonally stronger one than the December period, as people return to more normal schedules following the winter holidays.  The new sales associate brought on board in the past few months in Europe should begin to contribute to revenue, and the release of a new product for one of our larger OEM partners is scheduled for early February.  These initiatives should provide a boost to fourth quarter results,” Osenbaugh noted.

Maintenance fees in the quarter grew 15% to $327,000 compared to $285,000 in the third quarter of fiscal 2003, reflecting the growing customer base.  Year-to-date maintenance fees rose 11% to $918,000 compared to $829,000 in the first nine months of fiscal 2003.  Consulting revenues grew 38% to $234,000 in the third quarter of fiscal 2004 from $162,000 in the comparable quarter of fiscal 2003.  Consulting revenues in the first nine months of fiscal 2004 dropped 9% to $684,000 compared to $752,000 in the first nine months of fiscal 2003.  Consulting was augmented in fiscal 2003 following the release of a product upgrade, because some customers opted for additional services when the new enhancements were released.

Gross profit in the quarter was up 27% to $709,000, generating a gross margin of 82%, compared to $557,000 with a gross margin of 81% in the third quarter of fiscal 2003.  Year to date gross profit was $2.4 million with a gross margin of 82%, compared to $3.0 million and 87% in the same period of fiscal 2003.  Patent licenses revenues have a substantial influence on gross profits and gross margins.

Third quarter operating expenses increased 10% to $925,000 compared to $842,000 in the third quarter of fiscal 2003, reflecting higher sales commissions and salaries and benefits for new sales staff.  Year-to-date operating expenses dropped 1% to $2.9 million from $3.0 million in the first nine months of 2003.  “Our first fiscal quarter marked the last of the amortization for the intangibles associated with the purchase of our European subsidiary,” Osenbaugh noted.  Non-cash depreciation and amortization of intangibles was $16,000 in the third quarter and $133,000 year-to-date, compared to $134,000 and $410,000 in the respective periods a year ago.  Including net amortization of capitalized software and patents, which impacts cost of revenues, total non-cash expenses in the third quarter were $67,000 and $332,000 in the first nine months of 2004 compared to $183,000 and $544,000 for the respective periods of fiscal 2003.  During the fourth quarter of fiscal 2003, in accordance with generally accepted accounting principles, the company made changes to the classification of certain assets from its acquisition of WorkWise from goodwill to capitalized software, because the WorkWise technology is now included in its flagship products.  As a result, the consolidated statement of operations reflects shifts in expenses for these products to cost of revenues from operating expense.

Deferred revenues for annual maintenance and for prepaid consulting and training rose 21% to $640,000 at December 31, 2003, from $527,000 at December 31, 2002.  Current assets totaled $735,000 at December 31, 2003 from $863,000 a year ago.  Cash used in operations year-to-date was $60,000, which was primarily due to increases in accounts receivable, compared to cash provided by operations of $38,000 in the first nine months of fiscal 2003.

About Timeline

Timeline develops, markets and supports proven, Microsoft Windows-based financial management reporting software suitable for complex applications such as those found in medium to large, multinational corporations.  Timeline Analyst was developed for Windows and Office and takes full advantage of Microsoft’s latest operating systems.  Timeline can be reached at 800-342-3365 or on the web at www.timeline.com.  WorkWise Software, Inc., a subsidiary of Timeline, is the leading provider of event-based notifications, application integration and process automation systems to the mid-market.  The WorkWise solutions are exclusively available through authorized OEM and Reseller Business Partners.  For more information on WorkWise Software, Inc., visit its website at www.workwise.com.  Analyst Financials Ltd., a London-based subsidiary of Timeline, markets, licenses and provides consulting for Timeline Analyst products in Europe and Africa.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this news release looking forward in time involve risks and uncertainties, including the ability of third party partners to generate sales, acceptance of new products introduced by alliance partners, risks associated with international operations, corporate spending patterns, the company’s ability to realize value from patented technology, the ability of the company to control and reduce expenses and increase working capital, and other risk factors detailed in the Company’s Securities and Exchange Commission filings.  Use of the words “should,” looking forward,” and “scheduled” in this news release is intended to identify these forward-looking statements, although it is not the exclusive means of doing so.

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

	As of December 31, 2003	As of March 31, 2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$141,832	$167,908
Marketable securities	18,096	19,486
Accounts receivable, net	501,209	590,859
Prepaid expenses and other	75,987	147,239

Total current assets	734,124	925,492
PROPERTY AND EQUIPMENT, net	72,534	100,099
CAPITALIZED SOFTWARE, net	—	185,524
CAPITALIZED PATENTS, net	236,842	223,725
INTANGIBLE ASSETS, net	—	83,539
GOODWILL, net	70,183	70,183

Total assets	$1,116,683	$1,588,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$58,181	$32,844
Accrued expenses	373,951	477,056
Deferred revenues	640,480	608,301

Total current liabilities	1,072,612	1,118,201

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value, 20,000,000 shares authorized, 4,178,498 and 4,165,998 shares issued and outstanding	41,785	41,660
Additional paid-in capital	10,564,347	10,465,478
Accumulated other comprehensive loss	(102,018)	(47,459)
Accumulated deficit	(10,460,043)	(9,989,318)

Total shareholders’ equity	44,071	470,361

Total liabilities and shareholders’ equity	$1,116,683	$1,588,562

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended December 31,		Nine Months Ended December 31,

	2003	2002	2003	2002

REVENUES:
Software license	$301,509	$241,590	$1,191,628	$771,205
Patent license	—	—	150,000	1,074,000
Maintenance	327,384	285,258	918,156	828,987
Consulting and other	233,806	161,818	684,296	752,229

Total revenues	862,699	688,666	2,944,080	3,426,421
COST OF REVENUES:
Software license	46,205	45,939	185,524	123,804
Patent license	4,831	3,394	13,905	9,820
Maintenance, consulting and other	102,490	82,124	317,326	307,356

Total cost of revenues	153,526	131,457	516,755	440,980

Gross profit	709,173	557,209	2,427,325	2,985,441
OPERATING EXPENSE:
Sales and marketing	285,774	156,705	811,958	495,447
Research and development	212,323	175,855	654,398	590,171
General and administrative	379,251	350,906	1,267,885	1,163,793
Patents	31,992	25,350	76,742	326,064
Depreciation	16,060	9,329	49,349	34,382
Amortization of intangibles	—	124,331	83,539	375,695

Total operating expenses	925,400	842,476	2,943,871	2,985,552

Loss from operations	(216,227)	(285,267)	(516,546)	(111)

OTHER (EXPENSE) INCOME:
Loss on sale of securities	—	—	—	(129,244)
Interest income, net and other	15,586	13,089	45,821	50,987

Total other income (expense)	15,586	13,089	45,821	(78,257)

Loss before income taxes	(200,641)	(272,178)	(470,725)	(78,368)
Provision for income tax	—	—	—	(18,416)

Net loss	$(200,641)	$(272,178)	$(470,725)	$(96,784)

Basic and diluted net loss per common share	$(0.05)	$(0.07)	$(0.11)	$(0.02)

Shares used in calculation of basic and diluted loss per share	4,178,498	4,126,677	4,177,225	4,126,132

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	Nine Months Ended December 31,

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(59,758)	$37,850

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(20,559)	(19,911)
Capitalized patent & software development costs	(27,023)	(30,960)
Proceeds from sale of short-term investments	—	46,861

Net cash used in investing activities	(47,582)	(4,010)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock warrants	83,994	—

Net cash provided by financing activities	83,994	—

EFFECT OF FOREIGN EXCHANGE RATE	(2,730)	3,416
NET CHANGE IN CASH AND CASH EQUIVALENTS	(26,076)	37,256
CASH AND CASH EQUIVALENTS, beginning of period	167,908	82,956

CASH AND CASH EQUIVALENTS, end of period	$141,832	$120,212

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest during year	$6,142	$12,242
Non-cash transactions:
Unrealized loss on available for sale securities	$1,390	$—